EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Anadarko Petroleum Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 and S-8 (Nos. 33-8643, 33-30384), Form S-3 (Nos. 333-65915, 333-88147, 333-103102, 333-60496, 333-86356, 333-137183), and Form S-8 (Nos. 33-54485, 333-78301, 333-78303, 333-65420, 333-126520) of Anadarko Petroleum Corporation of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Anadarko Petroleum Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2006, management’s assessment of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Anadarko Petroleum Corporation.

Our report dated February 27, 2007 on management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting as of December 31, 2006 contains an explanatory paragraph that states Anadarko Petroleum Corporation acquired Kerr-McGee Corporation and Western Gas Resources, Inc. during 2006, and that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, Kerr-McGee Corporation’s internal control over financial reporting associated with total assets of $28,775 million and total revenues of $2,527 million and Western Gas Resources, Inc.’s internal control over financial reporting associated with total assets of $8,488 million and total revenues of $653 million included in the consolidated financial statements of Anadarko Petroleum Corporation and subsidiaries as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of Anadarko Petroleum Corporation also excluded an evaluation of the internal control over financial reporting of Kerr-McGee Corporation and Western Gas Resources, Inc.

Our report dated February 27, 2007, on the consolidated financial statements, refers to a change in the method of accounting for defined benefit pension and other postretirement plans in 2006.

/s/ KPMG, LLP

Houston, Texas

February 27, 2007